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                                                                   EXHIBIT 10.31

                              SEPARATION AGREEMENT
                                       And
                                     RELEASE


         THIS SEPARATION AGREEMENT AND RELEASE AGREEMENT (the "Agreement") dated as of this 28th day of February, 2001, made by and between Thomas A. Daniel (hereinafter referred to as "Executive"), and Get Digital Smart.com, Inc. (hereinafter, unless the context indicates to the contrary, deemed to include its subsidiaries, parent and affiliates and referred to as the "Company").

         WITNESSETH THAT:

         WHEREAS, Executive has been employed by the Company pursuant to the terms of an Employment Agreement dated as of March 27, 2000 (the "Employment Agreement");

         WHEREAS, in connection with the Employment Agreement, Executive also executed with the Company (1) a Proprietary Information and Inventions Assignment Agreement dated March 27, 2000 ("Inventions Agreement") and (2) an Award Agreement under the Company's 2000 Stock Option Plan ("Option Agreement");

         WHEREAS, the Company ceased its operations in December 2000 and Executive has assisted R.H. Donnelley Inc. in the wind up of the Company's business and the transition of its customers; accordingly, Executive's employment with the Company will terminate effective as of February 28, 2001 the ("Termination Date"); and

         WHEREAS, Section 5(d) of the Employment Agreement requires Executive to execute a general release of claims in favor of the Company as a condition to receiving certain benefits and payments under the Employment Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

         1. Termination Date. Executive's employment with the Company and any of its subsidiaries and affiliates, and Executive's membership on any boards or committees, will be terminated, effective as of the Termination Date.

         2. Entitlements under Employment Agreement. Upon Executive's termination of employment, Executive shall be entitled to the payments and benefits set forth below in accordance with Section 5(b) of the Employment Agreement. Executive acknowledges and agrees that he is not entitled to (and waives to the extent so entitled) any other or different payments or benefits under the Employment Agreement or the Option Agreement , or otherwise as a result of such termination. Each of the Company's and Executive's rights and obligations under the Employment Agreement, the Inventions Agreement and the Option Agreement shall terminate as of the Termination Date,


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except those that expressly survive termination of your employment under the terms of those agreements or this Agreement. Without limiting the generality of the foregoing, the provisions of Section 5 of the Employment Agreement regarding certain entitlements upon the occurrence of a Change in Control (as defined in the Employment Agreement) for which negotiations had commenced prior to the Termination Date, shall expressly survive termination.

         3. Severance Payments. Within five (5) business days following the Termination Date, in lieu of further salary or bonus payments, Executive shall be entitled to receive a lump-sum amount equal to $375,000 (representing 100% of Executive's Base Salary as of the Termination Date plus 100% of Executive's Target Bonus as of the Termination Date). In addition, in accordance with
Section 3 of the Employment Agreement, Executive shall be entitled to receive his guaranteed annual Bonus for 2000 equal to $125,000, payable in cash within five (5) business days following the Termination Date. Executive shall not be entitled to any bonus payment with respect to 2001 or any portion thereof. Lastly, within five (5) business days following the Termination Date, Executive shall be paid a lump sum cash amount for his unused vacation during 2000 and for his accrued but unpaid vacation for 2001.

         4. Benefits. For the earlier to occur of twelve (12) months from the Termination Date and Executive's becoming eligible to participate in comparable plans of another employer, the Company (or one of its affiliates) shall continue to provide Executive an opportunity to participate (at the same levels as in effect as of the Termination Date) in the Company's health, life insurance and disability plans at corporate rates. The Company will invoice Executive monthly for the cost of such plans. The foregoing sentence shall not be construed to require the Company to maintain any plan presently in effect or to adopt any new or replacement plan, all such decisions with respect to plans being reserved by the Company its sole and absolute discretion. Executive shall also be entitled to participate, at no cost to Executive, in the Company's executive outplacement program for six (6) months following the Termination Date.

         5. Stock Options. Notwithstanding anything to the contrary set forth in the Employment Agreement or the Option Agreement, all stock options granted to Executive shall expire as of the Termination Date and not be subject to exercise at any time.

         6. Withholding Taxes. All amounts payable by the Company to Executive hereunder, other than the Settlement Payment under Section 7 hereof, shall be reduced for any applicable withholding taxes. The Settlement Payment to Employee under Section 7 of this Agreement shall be reported by the Company to Executive on Form 1099. Executive acknowledges that the Company intends to take a tax deduction for the entire amount of the Settlement Payment and that Executive shall be fully responsible for paying any and all applicable taxes with respect to the Settlement Payment.

         7. Settlement Payment. In consideration for the payments and benefits to be made to Executive hereunder and in settlement of certain good faith, bona fide disputes between Executive and the Company, within five (5) business days following the Termination Date, the Company shall pay to Employee, in a lump sum, the amount of $100,000 (the "Settlement Payment"). The parties agree that the terms and conditions of this paragraph represent only a settlement of a bona fide


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dispute and do not constitute and may not be construed as an admission of wrongdoing or liability by any party.


         8. Non-Competition. Executive hereby acknowledges the restrictions set forth in Section 6(a) of the Employment Agreement (the "Non-Compete Provisions") and, as consideration for the payments and benefits set forth above, Executive hereby agrees that Executive shall be bound by such Non-Compete Provisions for the twelve month period commencing as of the Termination Date.

         9. Confidentiality; Non-Disparagement. Executive hereby acknowledges the confidentiality restrictions set forth in Section 7 of the Employment Agreement and the confidentiality provisions set forth in Sections 2 and 5 of the Inventions Agreement, and the restrictions on statements about the Company set forth in Section 6(b) of the Employment Agreement (collectively, the "Confidentiality and Non-Disparagement Provisions") and, as consideration for the payments and benefits set forth above, Executive hereby agrees that Executive shall continue to be bound by such Confidentiality and Non-Disparagement Provisions into perpetuity.

         10. Material Inducement. Executive acknowledges and agrees that the Non-Compete Provisions and the Confidentiality and Non-Disparagement Provisions are an essential element of the parties' agreement, are a material inducement for the Company to make the payments and provide the benefits set forth above and the breach thereof would be a material breach of this Agreement. Executive further acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of the Non-Compete Provisions or the Confidentiality and Non-Disparagement Provisions would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         11.      Release.

                  a. Except with respect to Executive's rights hereunder, Executive, Executive's representatives, successors and assigns releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever (collectively "Claims"), whether known or unknown, which Executive had, now has or may have against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan, from the beginning of Executive's employment to and including the date of this Agreement, including, without limitation, Claims relating to or arising out of Executive's employment with the Company or the termination of such employment. Executive represents that Executive has not filed any action, complaint, charge, grievance or

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arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan.

                  b. Executive covenants that neither Executive, nor any of Executive's respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will Executive seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Executive's future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction.

         12. Executive Acknowledgments. Executive acknowledges that (a) Executive has been advised to consult with an attorney before executing this Agreement and that Executive has been advised by an attorney or has knowingly waived Executive's right to do so, (b) Executive has been offered a period of at least twenty-one (21) days to consider this Agreement, (c) Executive has a period of seven (7) days from the date hereof within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Executive fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, and (e) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, The Executive Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Executive has granted hereunder. Executive understands and agrees that the Company's payment of money and other benefits to Executive and Executive's signing of this Agreement does not in any way indicate that Executive has any viable claims against the Company or that the Company admits any liability whatsoever.

         13. Reasonable Assistance. As consideration for the payments and benefits set forth above, during the two years following the Termination Date, at the Company's reasonable expense, Executive hereby agrees, upon the Company's written request, to reasonably assist the Company in any matters relating to his prior responsibilities with the Company and to reasonably cooperate with respect to any claims, litigation or investigations relating to his prior responsibilities.

         14. Notice of Termination. Each of Executive and the Company hereby waives the Notice of Termination provided for in Section 5(c) of the Employment Agreement.

         15. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither

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this Agreement nor any rights hereunder shall be assignable by Executive without the Company's written consent.

         16. Severability. If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid, and any such provision shall be read by such court to be as broad and restrictive as possible without rendering such provision inoperative, unenforceable or invalid.

         17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof, except to the extent superceded by applicable federal law.

         18. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with all counterparts taken together representing one and the same Agreement, with the same effect as if all of the signatures were upon the same instrument.

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IN WITNESS WHEREOF, Executive and Get Digital Smart.com, by its duly authorized agent, have hereunder executed this Agreement.



                                  /s/ Thomas A. Daniel
                                  --------------------
                                  Thomas A. Daniel


                                  Get Digital Smart.com


                                  /s/ Robert J. Bush
                                  ------------------
                                  Name: Robert J. Bush
                                  Title: General Counsel and Assistant Secretary


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